SHARE EXCHANGE AGREEMENT
                            ------------------------

      THIS SHARE EXCHANGE AGREEMENT (the "AGREEMENT") dated this 23rd day of March, 2004, by and among UNITED COMPANIES CORPORATION, a Nevada corporation ("UNITED"), TREBOR INDUSTRIES, INC., d/b/a BROWNIES THIRD LUNG, a Florida corporation (the "COMPANY"), and the individuals listed on Schedule A attached hereto (individually, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").


                                    RECITALS:
                                    --------

      A. The Shareholders own all of the outstanding capital stock of the Company. The authorized capital stock of the Company consists of 500 shares of common stock, par value $1.00 per share, 377 of which are issued and outstanding (the "COMPANY COMMON STOCK").

      B. The Shareholders desire to transfer and exchange the Company Common Stock for newly-issued shares of common stock, par value $0.001 per share of United (the "UNITED COMMON STOCK"), on the terms and conditions set forth herein and United desires to consummate such transfer and exchange pursuant to the terms and conditions set forth herein.


                                   AGREEMENT:
                                   ---------

      NOW, THEREFORE, in consideration of the mutual premises herein set forth and certain other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                I. THE SHARE EXCHANGE AND RELATED TRANSACTIONS.
                   -------------------------------------------

      A. TAX FREE SHARE EXCHANGE. In accordance with the provisions of this Agreement, the Nevada Revised Statutes (the "NRS") and other applicable law, on the Closing Date (as defined below), the Shareholders shall on a tax free basis exchange with, and deliver to United, the Company Common Stock, and in exchange therefore, United shall issue, and deliver to the Shareholders in the denominations set forth opposite each Shareholder's name on SCHEDULE A attached hereto, newly issued shares of United Common Stock (the exchange transaction is referred to herein as the "SHARE EXCHANGE"). The total number of shares of United Common Stock to be issued to the Shareholders shall be equal to ninety-five million (95,000,000) shares. The shares of United Common Stock to be issued as part of the Share Exchange are referred to herein as the "UNITED SHARES," also sometimes referred to hereinafter as the "EXCHANGE CONSIDERATION."

      B. CLOSING. The parties to this Agreement shall file Articles of Exchange (as defined below) pursuant to the NRS, cause the Share Exchange to become effective as of date first written above and consummate the other transactions contemplated by this Agreement (the "CLOSING") no later than March 31, 2004; provided, in no event shall the Closing occur prior to the satisfaction of the conditions precedent set forth in Sections 6, 7 and 8 hereof. The date of the Closing is referred to herein as the "CLOSING DATE." The Closing shall take place at the offices of counsel to United, or at such other place as may be mutually agreed upon by United and the Shareholders. At the Closing, (i) the Shareholders shall deliver to United the original stock certificates representing the Company Common Stock, together with stock powers duly executed in blank; and (ii) United shall deliver to the Shareholders stock certificates representing the Exchange Consideration.

      C. PLAN OF EXCHANGE; Articles of Exchange. The parties to this Agreement shall cause the Company and United to enter into a Plan of Exchange on the date hereof, a copy of which is attached hereto as EXHIBIT "B" (the "PLAN OF EXCHANGE"), and, at the Closing, to execute the Articles of Exchange in the form attached hereof as EXHIBIT "C" (the "ARTICLES OF EXCHANGE"). The Articles of Exchange shall be filed with the Secretary of State of Nevada on the Closing Date in accordance with the NRS.

                                EXHIBIT 16.1 - 1

      D. Approval of Share Exchange. By his execution of this Agreement, each Shareholder hereby ratifies, approves and adopts the Plan of Exchange for all purposes under the NRS. On or before the execution of this Agreement, the respective Boards of Directors of United and the Company shall have approved this Agreement, the Plan of Exchange and the transactions contemplated hereby and thereby.

                           II. ADDITIONAL AGREEMENTS.
                               ---------------------

      A. ACCESS AND INSPECTION, ETC. The Company and the Shareholders have allowed and shall allow United and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the properties, books, contracts, commitments and records of the Company for the purpose of making such investigations as United may reasonably request in connection with the transactions contemplated hereby, and shall cause the Company to furnish United such information concerning its affairs as United may reasonably request. The Company and the Shareholders have caused and shall cause the personnel of the Company to assist United in making such investigation and shall use his best efforts to cause the counsel, accountants, and other non-employee representatives of the Company to be reasonably available to United for such purposes. The Shareholders shall cause the Company to comply with all obligations of the Company under this Agreement. United shall afford the Company, the Shareholders and their authorized representatives reciprocal treatment.

      B. CONFIDENTIAL TREATMENT OF INFORMATION. From and after the date hereof, the parties hereto shall and shall cause their representatives to hold in confidence this Agreement (including the Exhibits and Schedules hereto), all matters relating hereto and all data and information obtained with respect to the other parties or their business, except such data or information as is published or is a matter of public record, or as compelled by legal process. In the event this Agreement is terminated pursuant to Section 10 hereof, each party shall promptly return to the other(s) any statements, documents, schedules, exhibits or other written information obtained from them in connection with this Agreement, and shall not retain any copies thereof.

      C. PUBLIC ANNOUNCEMENTS. After the date hereof and prior to the Closing, none of the parties hereto shall make any press release, statement to employees or other disclosure of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, except as may be required by law. No party hereto shall make any such disclosure unless the other parties shall have received prior notice of the contemplated disclosure and have had adequate time and opportunity to comment on such disclosure, which shall be satisfactory in form and content to each party and its counsel.

      D. SECURITIES LAW COMPLIANCE. The issuance of the United Shares to the Shareholders hereunder shall not be registered under the Securities Act of 1933, as amended, by reason of the exemption provided by Section 4(2) thereof, and such shares may not be further transferred unless such transfer is registered under applicable securities laws or, in the opinion of United's counsel, such transfer complies with an exemption from such registration. All certificates evidencing the United Shares to be issued to the Shareholders shall be legended to reflect the foregoing restriction.

      E. BEST EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all reasonable actions that are within its power to cause to be fulfilled those conditions precedent to its obligations or the obligations of the other parties to consummate the transactions contemplated by this Agreement that are dependent upon its actions.

      F. FURTHER ASSURANCES. The parties shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, the provisions of this Agreement, including, without limitation, all necessary stock powers and such other instruments of transfer as may be necessary or desirable to transfer ownership of the Company Common Stock and to consummate the transactions contemplated by this Agreement.

      G.    NONCOMPETITION.

                  1. COMPETITIVE BUSINESS. From and after the Closing Date and for a period of two (2) years thereafter (the "Restricted Period") and except for employment by United and/or Company, no Shareholder shall directly or indirectly compete with United and/or the Company by owning, managing, controlling or participating in the ownership, management or control of or be employed by or engaged in any Competitive Business (as defined herein) in the continental United States. As used herein, a "Competitive Business" is any other corporation, partnership, proprietorship, firm or other business entity which is engaged in a "core business of United and/or the Surviving Corporation." A "core business of United and/or the Surviving Corporation" is the manufacture, distribution and sales of surface supplied diving compressor systems and accessories, tank fill compressors and Oxygen/Nitrox generation systems, public safety diving, water safety and survival devices and scuba diving gear. The Shareholder has disclosed to United his involvement in 940 Associates, Inc., The Carleigh Rae Corp., Trebor Industries, Inc., Halcyon Manufacturing Inc., PVR-BASC Corp. and Brownie's Southport Divers, Inc., and the parties hereto acknowledge that the Shareholder's activities as relates to those corporations shall not be considered in violation of the covenants contained herein. The Shareholder's said activities and any manufacturing of the above referenced items to the extent necessary to research and develop or attempt to develop intellectual property, new products, patents and independently license intellectual property shall not be considered a violation of this covenant. However, the foregoing shall not permit manufacturing for retail or wholesale sales of the items produced. The restrictions herein shall not apply if the Shareholder is terminated for other than "Cause." "Cause" shall mean (a) committing or participating in an injurious act of fraud, gross neglect, misrepresentation, embezzlement or dishonesty against the Company; or otherwise
(b) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company.

                  2. NON-INTERFERENCE. From and after the date hereof and during the Restricted Period, no Shareholder shall induce or solicit any employee of United and/or the Company or any person doing business with United and/or the Company to terminate his or her employment or business relationship with United and/or the Company or otherwise interfere with any such relationship.

                  3. CONFIDENTIALITY. The Shareholders agree and acknowledge that, by reason of the nature of the Shareholders' ownership interest in United and/or the Company, each Shareholder will have or may have access to and become informed of confidential and secret information which is a competitive asset of United and/or the Company ("Confidential Information"), including, without limitation, technology, any lists of customers, financial statistics, research data or any other statistics and plans contained in profit plans, capital plans, critical issue plans, strategic plans or marketing or operation plans or other trade secrets of United and/or the Company and any of the foregoing which belong to any person or company but to which the Shareholders have had access by reason of their relationship with United and/or the Company. The Shareholders agree faithfully to keep in strict confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any such Confidential Information. The Shareholders acknowledge that all manuals, instruction books, price lists, information and records and other information and aids relating to United and/or the Company's business, and any and all other documents containing Confidential Information furnished to the Shareholders by
United and/or the Company or otherwise acquired or developed by the Shareholders, shall at all times be the property of United and/or the Company. Upon the termination of this Agreement, each Shareholder shall return to United and/or the Company any such property or documents which are in their possession, custody or control, but the Shareholders' obligation of confidentiality shall survive such termination and unless any such Confidential Information shall have become, through no fault of the Shareholder, generally known to the trade. The obligations of the Shareholders under this subsection are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which each Shareholder may have to United and/or the Company under general legal or equitable principles. Notwithstanding the above, however, United and/or the Company acknowledges that each Shareholder may have extensive experience in the general industry in which United and/or the Company operate, and these restrictions are not intended to prevent a Shareholder from using his knowledge of the industry. These restrictions only apply to Confidential Information which is owned by United and/or the Company, or was learned by a Shareholder as a shareholder of United. Excluded from Confidential Information, and therefore not subject to the provisions of this Agreement, shall be any information which (a) at the time of disclosure, is in the public domain; (b) after the disclosure, enters the public domain through no fault of the Shareholder; or (c) by written documentation was acquired, after disclosure, from a third party who did not receive it from the Company, and who had the right to disclose the information without any obligation to hold such information confidential.

                  4. REMEDIES. It is expressly agreed by the Shareholders and United that the provisions in this Section 2 are reasonable for purposes of preserving for United and/or the Company its business, goodwill and Confidential Information. It is also agreed that if any provision is found by a court having jurisdiction to be unreasonable because of scope, area or time, then that provision shall be amended to correspond in scope, area and time to that considered reasonable by a court and as amended shall be enforced and the remaining provisions shall remain effective. In the event any breach of these provisions by any Shareholder, the parties recognize and acknowledge that a remedy at law will be inadequate and United and/or the Company may suffer irreparable injury. The Shareholders consent to injunctive and other appropriate equitable relief without the posting of a bond upon the institution of proceedings therefor by United and/or the Company in order to protect United and/or the Company's rights. Such relief shall be in addition to any other relief to which United and/or the may be entitled at law, in equity, or under any other agreement between each Shareholder and United and/or the. The provisions of this Section 2.7 (including the subsections) shall survive the termination of this Agreement.

      H. CERTAIN TAX MATTERS.

                            i. TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE.
United shall prepare or cause to be prepared and filed or cause to be filed all tax returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. To the extent permitted by applicable law, the Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their tax returns in a manner consistent with the tax documents furnished by the Company to the Shareholders for such periods. To the extent that any tax liability of the Company prior to December 31, 2003 is greater than such amount as set forth on the Company's balance sheet as of December 31, 2003, the Shareholders shall be jointly and severally liable to United for such deficiency and shall reimburse United for such deficiency within thirty (30) days of written notice to the Shareholders.

                            ii. COOPERATION ON TAX MATTERS.

                                (1) United,  the  Company  and the  Shareholders
shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 2.8 and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Shareholders agree (A) to retain all books and records with respect to tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by United or any Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or any Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

                                (2) United and the  Shareholders  further agree,
upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

      I. RELEASE OF CLAIMS BY EACH SHAREHOLDER. Effective as of the Closing Date, and except for any obligations arising out of this Agreement and except for any indemnification that a Shareholder may be entitled to from the Company with respect to actions arising prior to the Closing Date, each Shareholder, and his successors, predecessors, assigns, agents, advisors, legal representatives, partners and all persons acting by, through or under him, hereby release the Company and each of its successors, predecessors, assigns, agents, advisors, officers, directors, employees, legal representatives, partners and all persons acting by, through or under each of them, from any and all claims, obligations, causes of action, actions, suits, contracts, controversies, agreements, promises, damages, demands, costs, attorneys' fees and liabilities of any nature whatsoever from the beginning of time up to and including the Closing Date, in law or at equity, whether known now or on the Closing Date, anticipated or unanticipated, suspected or claimed, fixed or contingent, liquidated or unliquidated, arising out of, in connection with or relating to any matter, cause or thing whatsoever.

      J. NO-SHOP. From the date hereof until the termination of this Agreement, neither the Company nor any Shareholder shall, directly or indirectly, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of their employees or officers) relating to an Acquisition Proposal (as defined below). As used herein, "Acquisition Proposal" means any proposal or offer involving a liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company. Each of the Company and each Shareholder shall immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal, if any, exiting on the date hereof.

      K. RESIGNATION OF CURRENT BOARD OF DIRECTORS AND OFFICERS OF UNITED AND APPOINTMENT OF SHAREHOLDER. Ten (10) days following the parties hereto (i) filing a Schedule 14F with the Securities and Exchange Commission and (ii) transmitting to all holders of record of United securities who would be entitled to vote at a meeting for the election of directors of United, the required disclosure pursuant to Rule 14f-1 of the Securities Exchange Act of 1934 with respect to the new members of the Board of Directors of United, the Board of Directors of United shall designate Robert Carmichael to serve as a member of the Board of Directors and as Chief Executive Officer of United. Immediately following the effectiveness of Mr. Carmichael's designation as an officer and director of United, the remaining officers and directors of United shall resign, effective immediately.

      III.  REPRESENTATIONS, COVENANTS AND  WARRANTIES OF THE SHAREHOLDERS.

      To induce United to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Shareholders jointly and severally represent and warrant to and covenant with United as follows:

      A. ORGANIZATION; COMPLIANCE. The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida. The Company is:
(a) entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and (b) duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where the failure to do so would not result in a material adverse effect on the Company. Schedule 3.1 lists all locations where the Company has an office or place of business and the nature of the ownership interest in such property (fee, lease, or other).

      B. CAPITALIZATION AND RELATED MATTERS.

                            i. The Company has an authorized  capital consisting
of 500 shares of common stock, par value per share, $1.00 and no shares of Preferred Stock, of which three hundred seventy-seven (377) shares of Common Stock are issued and outstanding as of the date hereof. All shares of Company Common Stock are duly and validly issued, fully paid and nonassessable. No shares of Company Common Stock (i) were issued in violation of the preemptive rights of any shareholder, or (ii) are held as treasury stock.

                            ii.  There  are  no   outstanding   any   securities
convertible into capital stock of the Company nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, such capital stock or securities convertible into such capital stock. The Company: (i) is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock; or (ii) has no liability for dividends or other distributions declared or accrued, but unpaid, with respect to any capital stock.

                            iii. The  Shareholders  are, and will be at Closing,
the record and beneficial owner of three hundred seventy-seven (377) shares of Company Common Stock, free and clear of all claims, liens, options, agreements, restrictions, and encumbrances whatsoever and no Shareholder is a party to any agreement, understanding or arrangement, direct or indirect, relating to the Company Common Stock, including, without limitation, agreements, understandings or arrangements regarding voting or sale of such stock.

      C. SUBSIDIARIES. The Company owns (a) no shares of capital stock of any other corporation, including any joint stock company, and (b) no other proprietary interest in any company, partnership, trust or other entity, including any limited liability company.

      D. EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

                            i. This  Agreement is a valid and binding  agreement
of the Company and the Shareholders, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies. The Company and the Shareholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the documents to be delivered by them in connection with the Closing and to perform their obligations under this Agreement.

                            ii.  Except  as  set  forth  in  Schedule  3.4,  the
execution and delivery of this Agreement by the Company and the Shareholders does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of the Company, or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any note, bond, mortgage, lease, indenture, agreement or obligation to which the Company or any Shareholder is a party, pursuant to which the Company or any Shareholder otherwise receives benefits, or to which any of the properties of the Company or any Shareholder is subject, or violate any judgment, order, decree, statute or regulation applicable to the Company or any Shareholder or by which any of them may be subject.

      E. CORPORATE RECORDS. The statutory records, including the stock register and minute books of the Company, fully reflect all issuances, transfers and redemptions of its capital stock, currently show and will correctly show the total number of shares of its capital stock issued and outstanding on the date hereof and on the Closing Date, the charter or other organizational documents and all amendments thereto, the bylaws as amended and currently in force. To the knowledge of the Shareholders, the books of account, minute books, stock record, books, and other records of the Company, all of which have been made available to United, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the Shareholders, the Board of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such Shareholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

      F. FINANCIAL STATEMENTS.

                            i. The Company and the  Shareholders  have delivered
to United the audited balance sheet of the Company as of December 31, 2002 (the balance sheet as of December 31, 2002 is hereinafter referred to as the "Balance Sheet'), and the related statements of income, shareholders' equity and cash flows of the Company for the fiscal year ended December 31, 2002 and the independent auditors' report thereon. In addition, the Company and the Shareholders have delivered to United the balance sheet of the Company as of September 30, 2003, and the related statements of income, shareholders' equity and cash flows of the Company for the three and nine months ended September 30, 2003. The Company represents that the September 30, 2003 financial statements have been reviewed by the Company's independent certified public accountants. All the foregoing financial statements, and any financial statements delivered pursuant to Section 3.6(c) below, are referred to herein collectively as the "COMPANY FINANCIAL STATEMENTS."

                            ii. The Company  Financial  Statements have been and
will be prepared in accordance with applicable GAAP throughout the periods involved, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet), applied on a consistent basis, and fairly reflect and will reflect in all material respects the financial condition of the Company as at the dates thereof and the results of the operations of the Company for the periods then ended, and are true and complete and are consistent with the books and records of the Company.

      G. LIABILITIES. The Company has no debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except: (a) those reflected on the Balance Sheet, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since September 30, 2003, none of which have had or will have a material adverse effect on the financial condition of the Company.

      H. ABSENCE OF CHANGES. Except as described in Schedule 3.8, from September 30, 2003 to the date of this Agreement:

                            i.  there  has not been any  adverse  change  in the
business, assets, liabilities, results of operations or financial condition of the Company or in its relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which, singularly or in the aggregate, have had or will have a material adverse effect on the business, properties or financial condition of the Company;

                            ii.  there  has not  been  any:  (i)  change  in the
Company's authorized or issued capital stock, retirement, or other acquisition by the Company of any shares of any such capital stock; (ii) a declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, except as set forth on Schedule 3.28; (iii) amendment to the Articles of Incorporation or Bylaws of the Company; (iv) increase by the Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar agreement with any director, officer, or employee; (v) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (vi) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company; (vii) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000; (viii) material change in the accounting methods used by the Company; or (ix) agreement, whether oral or written, by the Company to do any of the foregoing; and

                            iii. the Company has complied with the covenants and
restrictions set forth in Section 5 to the same extent as if this Agreement had been executed on, and had been in effect since December 31, 2002.

      I. Title to Properties. The Company has good and marketable title to all of its properties and assets, real and personal, including, but not limited to, those reflected in the Balance Sheet (except as since sold or otherwise disposed of in the ordinary course of business, or as expressly provided for in this Agreement), free and clear of all encumbrances, liens or charges of any kind or character except: (a) those securing liabilities of the Company incurred in the ordinary course (with respect to which no default exists); (b) liens of 2003 real estate and personal property taxes; and (c) imperfections of title and encumbrances, if any, which, in the aggregate (i) are not substantial in amount;
(ii) do not detract from the value of the property subject thereto or impair the operations of the Company; and (iii) do not have a material adverse effect on the business, properties or assets of the Company.

      J. COMPLIANCE WITH LAW. Since the inception of the Company and except for any applicable statute of limitations that have expired, the business and activities of the Company have at all times been conducted in accordance with its Articles of Incorporation and Bylaws and any applicable law, regulation, ordinance, order, License (as defined below), permit, rule, injunction or other restriction or ruling of any court or administrative or governmental agency, ministry, or body, except where the failure to do so would not result in a material adverse effect on the Company.

      K. TAXES. The Company has duly filed all federal, provincial, and material local and foreign tax returns and reports, and all returns and reports of all other governmental units having jurisdiction with respect to taxes imposed on it or on its income, properties, sales, franchises, operations or employee benefit plans or trusts, all such returns were complete and accurate when filed, and all taxes and assessments payable by the Company have been paid to the extent that such taxes have become due. All taxes accrued or payable by the Company for all periods through December 31, 2003 have been accrued or paid in full, whether or not due and payable and whether or not disputed. The Company has withheld proper and accurate amounts from its employees for all periods in full compliance with the tax withholding provisions of applicable foreign, federal, state and local tax laws. There are no waivers or agreements by the Company for the extension of time for the assessment of any taxes. There are no examinations of the income tax returns of the Company pending, or any proposed deficiencies or assessments against the Company of additional taxes of any kind.

      L. REAL PROPERTIES. The Company does not have an interest in any real property, except for the Leases (as defined below).

      M. LEASES OF REAL PROPERTY. All leases pursuant to which the Company is a lessee of any real property (the "Leases") are listed in Schedule 3.13 and are valid and enforceable in accordance with their terms. There is not under any of such Leases any material default or any claimed material default by the Company or any event of default or event which with notice or lapse of time, or both, would constitute a material default by the Company and in respect to which the Company has not taken adequate steps to prevent a default on its part from occurring. The copies of the Leases heretofore furnished to United are true, correct and complete, and such Leases have not been modified in any respect since the date they were so furnished, and are in full force and effect in accordance with their terms. The Company is lawfully in possession of all real properties of which they are a lessee (the "Leased Properties").

      N. CONTINGENCIES. Except as disclosed on Schedule 3.14, there are no actions, suits, claims or proceedings pending, or to the knowledge of the Shareholders threatened against, by or affecting, the Company in any court or before any arbitrator or governmental agency that would have a material adverse effect on the Company or which could materially and adversely affect the right or ability of any Shareholder to consummate the transactions contemplated hereby. To the knowledge of the Shareholders, there is no valid basis upon which any such action, suit, claim, or proceeding may be commenced or asserted against the Company. There are no unsatisfied judgments against the Company and no consent decrees or similar agreements to which the Company is subject and which could have a material adverse effect on the Company.

      O. INTELLECTUAL PROPERTY RIGHTS. The Company has: (a) the exclusive right to use the name Brownies Third Lung and the use of such name does not knowingly conflict with or infringe upon the rights of any other person, and (b) made all material filings and publications required to register and perfect such exclusive right. To its knowledge, the Company is not, and will not be, subject to any liability, direct or indirect, for infringement damages, royalties, or otherwise, by reason of (a) the use of the name "Brownies Third Lung" in or outside the United States or Canada or (b) the business operations of the Company, at any time prior to the Closing Date. The Company has good and marketable title to its trade secrets, free and clear of all encumbrances, liens, or charges of any kind or character.

      P. MATERIAL CONTRACTS. Schedule 3.16 contains a complete list of all contracts of the Company which involve consideration in excess of the equivalent of $10,000 or have a term of one (1) year or more (the "Material Contracts"). The Company has delivered to United a true, correct and complete copy of each of the written contracts, and a summary of each oral contract, listed on Schedule
3.16. Except as disclosed in Schedule 3.16: (a) the Company has performed all material obligations to be performed by it under all such contracts, and is not in material default thereof, and (b) no condition exists or has occurred which with the giving of notice or the lapse of time, or both, would constitute a material default by the Company or accelerate the maturity of, or otherwise modify, any such contract, and (c) all such contracts are in full force and effect. No material default by any other party to any of such contracts is known or claimed by the Company or any Shareholder to exist.

      Q. INSURANCE. Schedule 3.17 contains a complete list of all policies of insurance presently maintained by the Company all of which are, and will be maintained through the Closing Date, in full force and effect; and all premiums due thereon have been paid and the Company has not received any notice of cancellation with respect thereto. The Company has heretofore delivered to United or its representatives a true, correct and complete copy of each such insurance policy.

      R. EMPLOYMENT AND LABOR MATTERS. Schedule 3.18 sets forth the name, position, employment date, and 2003 compensation (base and bonus) of each employee of the Company who earned $25,000 or more in 2003 or is anticipated to earn $25,000 or more in 2004. The Company is not a party to any collective bargaining agreement (whether industry wide or on a company level) or agreement of any kind with any union or labor organization. There has not been any attempt by any union or other labor organization to organize the employees of the Company at any time in the past five (5) years. Except as disclosed in Schedule 3.18, the Company is not a party to or bound by any employment contract, consulting agreement, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing.

      S. EMPLOYEE BENEFIT MATTERS.

                            i. Except as disclosed in Schedule 3.19, the Company
does not provide, nor is it obligated to provide, directly or indirectly, any benefits for employees other than salaries, sales commissions and bonuses, including, but not limited to, any pension, profit sharing, stock option, retirement, bonus, hospitalization, insurance, severance, vacation or other employee benefits (including any housing or social fund contributions) under any practice, agreement or understanding.

                            ii. Each employee  benefit plan  maintained by or on
behalf of the Company or any other party (including any terminated pension plans) which covers or covered any employees or former employees of the Company (collectively, the "EMPLOYEE BENEFIT PLAN") is listed in Schedule 3.19. The Company has delivered to United true and complete copies of all such plans and any related documents. With respect to each such plan: (i) no litigation, administrative or other proceeding or claim is pending, or to the knowledge of the Shareholders, threatened or anticipated involving such plan; (ii) there are no outstanding requests for information by participants or beneficiaries of such plan; and (iii) such plan has been administered in compliance in all material respects with all applicable laws and regulations.

                            iii.  The Company has timely made payment in full of
all contributions to all of the Employee Benefit Plans which the Company was obligated to make prior to the date hereof; and there are no contributions declared or payable by the Company to any Employee Benefit Plan which, as of the date hereof, has not been paid in full.

      T. POSSESSION OF FRANCHISES, LICENSES, ETC. THE COMPANY: (a) possess all material franchises, certificates, licenses, permits and other authorizations (collectively, the "LICENSES") from governmental authorities, political subdivisions or regulatory authorities that are necessary for the ownership, maintenance and operation of its business in the manner presently conducted; (b) are not in violation of any material provisions thereof; and (c) have maintained and amended, as necessary, all Licenses and duly completed all filings and notifications in connection therewith.

      U. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule 3.21: (i) the Company is not in violation, in any material respect, of any Environmental Law (as defined below); (ii) the Company has received all permits and approvals with respect to emissions into the environment and the proper collection, storage, transport, distribution or disposal of Wastes (as defined below) and other materials required for the operation of its business at present operating levels; and (iii) the Company is not liable or responsible for any material clean up, fines, liability or expense arising under any Environmental Law, as a result of the disposal of Wastes or other materials in or on the property of the Company (whether owned or leased), or in or on any other property, including property no longer owned, leased or used by the Company. As used herein, (a) "ENVIRONMENTAL LAWS" means, collectively, any federal, or applicable provincial or local statute, law, ordinance, code, rule, regulation, order or decree
(foreign or domestic) regulating, relating to, or imposing liability or standards of conduct concerning, Wastes, or the environment; and (b) "WASTES" means and includes any hazardous, toxic or dangerous waste, liquid, substance or material (including petroleum products and derivatives), the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law.

      V. INVENTORIES. At Closing, the Company and the Shareholders will deliver to United a complete and accurate list, as of a date not more than five (5) business days prior to the Closing Date, of the products, materials and supplies and spare parts (the "Inventory") then owned by the Company. Except as otherwise provided on Schedule 3.22, the Inventory, as of the Closing Date: (a) will represent items of a quality and quantity usable and saleable in the ordinary course of business at the book value reflected as of the Closing Date, (b) will be free from defects, (c) will not be obsolete, (d) will conform in all material respects to customary trade standards for such inventory in the Company's current markets and (e) will be sold, subject to any applicable reserves for inventory obsolescence shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice), within two hundred forty (240) days of the Closing Date for an amount at least equal to its book value. There are no express or implied warranty obligations of the Company which, singularly or in the aggregate, will have a material adverse effect on the business, properties or financial condition of the Company.

      W. ACCOUNTS RECEIVABLE. On the Closing Date, the Company and the Shareholders will deliver to United a complete and accurate list, as of a date not more than five (5) business days prior to the Closing Date, of the accounts and notes receivable due to the Company (including, without limitation, receivables from advances to employees and the Shareholders), which includes an aging of all accounts and notes receivable showing amounts due in thirty (30) day aging categories (collectively, the "Accounts Receivables"). As of the Closing Date, the Accounts Receivables: (a) will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business; (b) will be current and collectible net of any applicable reserves shown on the Company's books and records (which reserves are adequate and calculated consistently with past practice); (c) subject to such reserves, will be collected in full, without any set-off, within one hundred fifty (150) days after the Closing Date; and (d) are not and will not be subject to any contest, claim, defense or right of set-off, other than rebates and returns in the ordinary course of business.

      X. AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as disclosed on Schedule 3.24, and except as disclosed in the Company Financial Statements, the Company is not a party to any contract, agreement, lease or transaction with, or any other commitment to, (a) any Shareholder, (b) any person related by blood, adoption or marriage to any Shareholder, (c) any director or officer of the Company, (d) any corporation or other entity in which any of the foregoing parties has, directly or indirectly, at least five percent (5.0%) beneficial interest in the capital stock or other type of equity interest in such corporation or other entity, or (e) any partnership in which any such party is a general partner or a limited partner having a five percent (5%) or more interest therein (any or all of the foregoing being herein referred to as a "Related Party" and, collectively, as the "Related Parties"). Without limiting the generality of the foregoing, except as set forth in Schedule 3.24, and except as disclosed in the Company Financial Statements no Related Party, directly or indirectly, owns or controls any assets or properties which are used in the business of the Company.

      Y. BUSINESS PRACTICES. Except as disclosed on Schedule 3.25, the Company has not, at any time, directly or indirectly, made any contributions or payment, or provided any compensation or benefit of any kind, to any municipal, county, state, federal or foreign governmental officer or official, or any other person charged with similar public or quasi-public duties, or any candidate for political office. The Company's books, accounts and records (including, without limitation, customer files, product packaging and invoices) accurately describe and reflect, in all material respects, the nature and amount of the Company's products, purchases, sales and other transactions. Without limiting the generality of the foregoing, the Company has not engaged, directly or indirectly, in: (a) the practice known as "double-invoicing;" or (b) the incorrect or misleading labeling, marketing or sale of refurbished goods as new goods or the sale of rebuilt goods as original manufactured equipment.

      Z. CONDITION AND SUFFICIENCY OF ASSETS. The buildings and equipment leased or owned by the Company are generally in good operating condition and repair, and are adequate for the uses to which they are being put. The buildings and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

      AA. ACCOUNTING SYSTEM. The Company's accounting software is owned or licensed by the Company, free and clear of all claims, liens and encumbrances, and the transactions contemplated hereby will not result in a breach of any license or other agreement with respect to the accounting software. The Company's accounting software is in good working order and condition, free from defects (latent and patent), has been maintained in accordance with the manufacturer's recommended maintenance program, if any, and is suitable for maintaining the books and records of the Company and all other purposes for which it is intended.

      BB. DIVIDENDS AND OTHER DISTRIBUTIONS. Schedule 3.28 sets forth the dates and amounts of all dividends and other distributions declared, paid or payable by the Company to the Shareholders between January 1, 2002 and the date hereof, which Schedule 3.28 shall be updated as of the Closing Date to set forth all dividends and other distributions through the Closing Date.

      CC. LITIGATION. There is no suit, action or proceeding pending, and no person has overtly-threatened in a writing delivered to the Company or the Shareholders to commence any suit, action or proceeding, against or affecting the Company that would, individually or in the aggregate, have a material adverse effect on the Company, nor is there any judgment, decree, injunction, or order of any governmental entity or arbitrator outstanding against, or, to the knowledge of the Company, pending investigation by any governmental entity involving, the Company or any Shareholders that individually or in the aggregate would have a material adverse effect on the Company.

      DD. FULL DISCLOSURE. No representation or warranty of the Shareholders contained in this Agreement, and none of the statements or information concerning the Company contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 IV. REPRESENTATIONS AND WARRANTIES OF UNITED.

      To induce the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, United represents and warrants to and covenants with the Shareholders as follows:

      A. ORGANIZATION. United is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. United and each of its subsidiaries is entitled to own or lease its properties and to carry on its business as and in the places where such business is now conducted, and United and each of its subsidiaries is duly licensed and qualified in all jurisdictions where the character of the property owned by it or the nature of the business transacted by it makes such license or qualification necessary, except where such failure would not result in a material adverse effect on United or its subsidiaries.

      B. CAPITALIZATION AND RELATED MATTERS.

                            i. United has authorized capital stock consisting of
250,000,000 shares of common stock, par value $0.001 per share, of which 14,483,718 shares are issued and outstanding as of the date hereof. The United Shares will be, when issued, duly and validly authorized and fully paid and non-assessable, and will be issued to the Shareholder free of all encumbrances, claims and liens whatsoever. A capitalization schedule of all issued and outstanding United securities as of the Closing Date is provided on Schedule 4.2.

                            ii. Except as disclosed in documents filed by United
with the Securities and Exchange Commission (the "SEC DOCUMENTS"), and except for employee stock options to purchase shares of the United's Common Stock, United does not have outstanding any securities convertible into capital stock, nor any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock.

                            iii.  As  of  the  Closing   Date,   the  issue  and
outstanding shares of United Common Stock shall be no greater than 109,483,718, which consists of the (i) the 14,483,718 shares described in Section 4.2(a) and
(ii) the 95,000,000 shares described in Section 1.1 to be held in escrow and delivered to the Shareholders at Closing.

                            iv. As of the Closing  Date,  United  shall not have
any subsidiaries nor an equity interest in any partnerships or joint venture arrangements or other business entity.

      C. EXECUTION; NO INCONSISTENT AGREEMENTS; ETC.

                            i. The execution and delivery of this  Agreement and
the performance of the transactions contemplated hereby have been duly and validly authorized and approved by United and this Agreement is a valid and binding agreement of United enforceable against United in accordance with its terms, except as such enforcement may be limited by bankruptcy or similar laws affecting the enforcement of creditors' rights generally, and the availability of equitable remedies.

                            ii. The execution and delivery of this  Agreement by
United does not, and the consummation of the transactions contemplated hereby will not, constitute a breach or violation of the charter or bylaws of United or a default under any of the terms, conditions or provisions of (or an act or omission that would give rise to any right of termination, cancellation or acceleration under) any material note, bond, mortgage, lease, indenture, agreement or obligation to which United or any of its subsidiaries is a party, pursuant to which any of them otherwise receive benefits, or by which any of their properties may be bound.

                            iii. The execution and delivery of this Agreement by
United does not, and the consummation of the transactions contemplated hereby will not, violate any judgment, order, decree, statute or regulation applicable to United or by which United may be subject.

      D. FINANCIAL STATEMENTS. United has delivered to the Company the consolidated audited balance sheets of United as of December 31, 2002, the consolidated unaudited balance sheet as of September 30, 2003, the consolidated audited statement of income for the two fiscal years ended December 31, 2002, and the unaudited statement of income for the nine (9) months ended September 30, 2003 (collectively, the "United Financial Statements"). The United Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis (except that the unaudited statements do not contain all the disclosures required by GAAP), and fairly reflect in all material respects the consolidated financial condition of United and its subsidiaries as at the dates thereof and the consolidated results of United's operations for the periods then ended. Since September 30, 2003, or as disclosed in the SEC Documents or press releases issued by United, there has been no material adverse change in the assets or liabilities, in the business or condition, financial or otherwise, of United, or in its results of operations.

      E. LIABILITIES. Except as disclosed in the SEC Documents or press releases issued by United, United nor any of its subsidiaries has any material debt, commitment, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, except (a) those reflected on the United Financial Statements, including the notes thereto, and (b) liabilities incurred in the ordinary course of business since September 30, 2003, none of which have had or will have a material adverse affect on the financial condition of United and its subsidiaries taken as a whole.

      F. CONTINGENCIES. There are no actions, suits, claims or proceedings pending or, to the knowledge of United's management, threatened against, by or affecting United or any of its subsidiaries in any court or before any arbitrator or governmental agency which could have a material adverse effect on United or its subsidiaries or which could materially and adversely affect the right or ability of United to consummate the transactions contemplated hereby. To the knowledge of United, there is no valid basis upon which any such action, suit, claim or proceeding may be commenced or asserted against United or its subsidiaries. There are no unsatisfied judgments against United and no consent decrees or similar agreements to which United or its subsidiaries is subject and which could have a material adverse effect on United or its subsidiaries or which could materially and adversely affect the right or ability of United to consummate the transactions contemplated hereby.

      G. 10(b)-5. The SEC Documents do not include any untrue statement of material fact, nor do they omit to state any material fact required to be stated therein necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

      H. FULL DISCLOSURE. No representation or warranty of United contained in this Agreement, and none of the statements or information concerning United contained in this Agreement and the Schedules, contains or will contain as of the date hereof and as of the Closing Date any untrue statement of a material fact nor will such representations, warranties, covenants or statements taken as a whole omit a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      I. SURVIVING LIABILITIES AND CONTINGENCIES. As date hereof, United has no existing liabilities or contingencies other than the legal fees due to Kirkpatrick and Lockhart LLP in the amount of $224,323.74.

      J. DIVESTURE OF MERGER CO. As of the Closing Date, United shall have divested any ownership in Merger Co., a Nevada corporation, and United represents that no approval of the shareholders of United for such divesture was required pursuant to the NRS.

      K. LEASES. United does not lease nor rent any properties.

             V. CONDUCT OF BUSINESS OF THE COMPANY PENDING CLOSING.

      The Company and the Shareholders covenant and agree that between the date hereof and the Closing Date:

      A. BUSINESS IN THE ORDINARY COURSE. Except as set forth in Schedule 5.1, the business of the Company shall be conducted only in the ordinary course, and consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Schedule 5.1 or as otherwise approved in writing by
United:

                            i. the  Company  shall not enter into any  contract,
agreement or other arrangement which would constitute a Material Contract, except for contracts to sell or supply goods or services to customers in the ordinary course of business at prices and on terms substantially consistent with the prior operating practices of the Company;

                            ii.  except for sales of  personal  property  in the
ordinary course of its business, the Company shall not sell, assign, transfer, mortgage, convey, encumber or otherwise dispose of, or cause the sale, assignment, transfer, mortgage, conveyance, encumbrance or other disposition of any of the assets or properties of the Company or any interest therein;

                            iii.  the Company  shall not  acquire  any  material
assets, except expenditures made in the ordinary course of business as reasonably necessary to enable the Company to conduct its normal business operations and to maintain its normal inventory of goods and materials, at prices and on terms substantially consistent with current market conditions and prior operating practices;

                            iv. the  Company  shall  maintain  in full force and
effect all insurance policies referred to in Section 3.17 hereof or other insurance equivalent thereto;

                            v. the books,  records  and  accounts of the Company
shall be maintained in the usual, regular and ordinary course of business on a basis consistent with prior practices and in accordance with GAAP;

                            vi.  the  Company  shall  use its  best  efforts  to
preserve its business organization, to preserve the good will of its suppliers, customers and others having business relations with the Company, and to retain the services of key employees and agents of the Company after the Closing Date on terms acceptable to United;

                            vii. except as they may terminate in accordance with
the terms of this Agreement, the Company shall keep in full force and effect, and not cause a default of any of its obligations under, each of its contracts and commitments;

                            viii.  the Company shall duly comply in all material
respects with all laws applicable to it and to the conduct of its business;

                            ix. the Company  shall not  create,  incur or assume
any liability or indebtedness, except in the ordinary course of business consistent with past practices;

                            x. the Company  shall not make or commit to make any
capital expenditures in excess of ten thousand dollars ($10,000) in the aggregate;

                            xi. other than as  contemplated  in this  Agreement,
the Company shall not apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of the Shareholder or any Related Party; and

                            xii. neither the Company nor the Shareholders  shall
take or omit to take any action which would render any of the Shareholders' representations or warranties untrue or misleading, or which would be a breach of any of the Shareholders' covenants.

      B. NO MATERIAL CHANGES. The Company shall not, without the prior written consent of United which consent shall not be unreasonably withheld, materially alter its organization, capitalization, or financial structure, practices or operations. Without limiting the generality of the foregoing:

                            i.  no  change  shall  be made  in the  Articles  of
Incorporation or Bylaws of the Company;

                            ii. no  change  shall be made in the  authorized  or
issued capital stock of the Company;

                            iii. the Company  shall not issue or grant any right
or option to purchase or otherwise acquire any of its capital stock or other securities;

                            iv. no  dividend  or other  distribution  or payment
shall be declared or made with respect to any of the capital stock of the Company; and

                            v. no change  shall be made  affecting  the  banking
arrangements of the Company.

      C. COMPENSATION. No increase shall be made in the compensation or employee benefits payable or to become payable to any director, officer, employee or agent of the Company, and no bonus or profit-sharing payment or other arrangement (whether current or deferred) shall be made to or with any such director, officer, employee or agent, except in the ordinary course of business and consistent with prior practices.

      D. NOTIFICATION. Each party to this Agreement shall promptly notify the other parties in writing of the occurrence, or threatened occurrence, of any event that would constitute a breach or violation of this Agreement by any party or that would cause any representation or warranty made by the notifying party in this Agreement to be false or misleading in any respect. The Shareholders will promptly notify United of any event of which the Shareholders obtain knowledge which could have a material adverse effect on the business, assets, financial condition or prospects of the Company. The Shareholders shall have the right to update the Schedules to this Agreement immediately prior to Closing; provided, if such update discloses any breach of a representation, warranty, covenant or obligation of the Shareholders and/or the Company, United shall have the right to then exercise its available rights and remedies hereunder.

                 VI. CONDITIONS TO OBLIGATIONS OF ALL PARTIES.

      The obligation of the Company, the Shareholders and United to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing, of each of the following conditions; any or all of which may be waived in whole or in part by the joint agreement of United, the Company and the Shareholders:

      A. ABSENCE OF ACTIONS. No action or proceeding shall have been brought or threatened before any court or administrative agency to prevent the consummation or to seek damages in a material amount by reason of the transactions contemplated hereby, and no governmental authority shall have asserted that the within transactions (or any other pending transaction involving United, any of its subsidiaries, the Shareholders or the Company when considered in light of the effect of the within transactions) shall constitute a violation of law or give rise to material liability on the part of the Shareholders, the Company or United or its subsidiaries.

      B. CONSENTS. The parties shall have received from any suppliers, lessors, lenders, lien holders or governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part hereof, such consents, authorizations and approvals as are necessary for the consummation hereof, including, without limitation, the consents listed on
Schedule 6.2.

      C. SCHEDULE 14F. The parties hereto agree to use their best efforts to file a Schedule 14F with the Securities and Exchange Commission, disclosing the change of management of United pursuant to the Agreement.

                   VII. CONDITIONS TO OBLIGATIONS OF UNITED.

      All obligations of United to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by United:

      A. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 3 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of the Shareholders in connection with the transactions contemplated by this Agreement shall be true, correct and complete in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true, correct and complete at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

      B. COMPLIANCE WITH AGREEMENTS AND CONDITIONS. The Shareholders and the Company shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by him and/or by the Company prior to or on the Closing Date.

      C. CERTIFICATE OF THE SHAREHOLDERS. The Shareholders shall have executed and delivered, or caused to be executed and delivered, to United one or more certificates, dated the Closing Date, certifying in such detail as United may reasonably request to the fulfillment and satisfaction of the conditions specified in Sections 7.1 and 7.2 above.

              VIII. CONDITIONS TO OBLIGATIONS OF THE SHAREHOLDERS.

      All of the obligations of the Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment and satisfaction of each and every of the following conditions on or prior to the Closing, any or all of which may be waived in whole or in part by the Shareholders:

      A. REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 of this Agreement and in any certificate, instrument, schedule, agreement or other writing delivered by or on behalf of United in connection with the transactions contemplated by this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects) when made and shall be deemed to be made again at and as of the Closing Date and shall be true at and as of such time in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true, correct and complete in all respects).

      B. Compliance with agreements and conditions. United shall have performed and complied with all material agreements and conditions required by this Agreement to be performed or complied with by United prior to or on the Closing Date.

      C. CERTIFICATE OF UNITED. United shall have delivered to the Shareholders a certificate, executed by an executive officer and dated the Closing Date, certifying to the fulfillment and satisfaction of the conditions specified in Sections 8.1 through 8.3 above.

      D. CONSUMMATION OF FINANCING TRANSACTIONS. United shall have successfully consummated (i) a convertible debenture financing transaction in a principal amount of not less than Five Hundred Thousand Dollars (US $500,000.00), less expenses of such financing or such other principal amount as is mutually agreed upon, between the United and the Shareholders, and (ii) a Standby Equity Distribution transaction in an aggregate amount not less than Five Million Dollars (US $5,000,000.00).

      E. DISPOSITION OF MERGER CO. United shall have disposed of all of its ownership interests all of its subsidiaries, including, but not limited to its interest in Merger Co., a Nevada corporation.

                                 IX. INDEMNITY.

      A. INDEMNIFICATION BY SHAREHOLDERS. Subject to Section 9.5, the Shareholders (hereinafter, collectively, called the "Shareholder Indemnitors") shall jointly and severally defend, indemnify and hold harmless United and its direct and indirect subsidiaries (including the Company after Closing) and affiliates, their officers, directors, employees and agents (hereinafter, collectively, called "United Indemnitees") against and in respect of any and all loss, damage, liability, fine, penalty, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "United Losses"), suffered or incurred by any United Indemnitee by reason of, or arising out of any misrepresentation, breach of warranty or breach or non-fulfillment of any agreement of the Shareholders contained in this Agreement or in any certificate, schedule, instrument or document delivered to United by or on behalf of the Shareholders or the Company pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein).

      B. INDEMNIFICATION BY UNITED. Subject to Section 9.5, United (hereinafter called the "UNITED INDEMNITOR") shall jointly and severally defend, indemnify and hold harmless the Shareholders (hereinafter called "SHAREHOLDER INDEMNITEES") against and in respect of any and all loss, damage, liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement (collectively, "SHAREHOLDER LOSSES"), suffered or incurred by Shareholder Indemnitees by reason of or arising out of:

                            i. any  misrepresentation,  breach  of  warranty  or
breach or non-fulfillment of any material agreement of United contained in this Agreement or in any other certificate, schedule, instrument or document delivered to the Shareholders by or on behalf of United pursuant to the provisions of this Agreement (without regard to materiality thresholds contained therein); and

                            ii.  any  liabilities  of the  Company of any nature
whatsoever (including tax liability, penalties and interest), whether accrued, absolute, contingent or otherwise, arising from United's ownership or operation of the Company after Closing, but only so long as such liability is not the result of an act or omission of the Company or any Shareholder occurring prior to the Closing. United Losses and Shareholder Losses are sometimes collectively referred to as "INDEMNIFIABLE LOSSES."

      C. DEFENSE OF CLAIMS.

                            i. Each party seeking indemnification  hereunder (an
"INDEMNITEE"): (i) shall provide the other party or parties (the "INDEMNITOR") written notice of any claim or action by a third party arising after the Closing Date for which an Indemnitor may be liable under the terms of this Agreement, within ten (10) days after such claim or action arises and is known to Indemnitee, and (ii) shall give the Indemnitor a reasonable opportunity to participate in any proceedings and to settle or defend any such claim or action. The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnitor. If the Indemnitor wishes to assume the defense of such claim or action, the Indemnitor shall give written notice to the Indemnitee within ten (10) days after notice from the Indemnitee of such claim or action, and the Indemnitor shall thereafter assume the defense of any such claim or liability, through counsel reasonably satisfactory to the

Indemnitee, provided that Indemnitee may participate in such defense at their own expense, and the Indemnitor shall, in any event, have the right to control the defense of the claim or action.

                            ii. If the  Indemnitor  shall not assume the defense
of, or if after so assuming it shall fail to defend, any such claim or action, the Indemnitee may defend against any such claim or action in such manner as they may deem appropriate and the Indemnitees may settle such claim or litigation on such terms as they may deem appropriate but subject to the Indemnitor's approval, such approval not to be unreasonably withheld; provided, however, that any such settlement shall be deemed approved by the Indemnitor if the Indemnitor fails to object thereto, by written notice to the Indemnitee, within fifteen (15) days after the Indemnitor's receipt of a written summary of such settlement. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense and settlement of such claim or action.

                            iii.  If  a  non-appealable   judgment  is  rendered
against any Indemnitee in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of any of the Indemnitee, the Indemnitor shall immediately upon such entry or attachment pay such judgment in full or discharge such lien unless, at the expense and direction of the Indemnitor, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnitor shall forthwith pay such judgment or discharge such lien before any Indemnitee is compelled to do so.

      D. Waiver. The failure of any Indemnitee to give any notice or to take any action hereunder shall not be deemed a waiver of any of the rights of such Indemnitee hereunder, except to the extent that Indemnitor is actually prejudiced by such failure.

      E.  Limitations  on  Indemnification.   Notwithstanding  anything  to  the
contrary contained in this Agreement:

            1. TIME LIMITATION. No party shall be responsible hereunder for any Indemnifiable Loss unless the Indemnitee shall have provided such party with written notice containing a reasonable description of the claim, action or circumstances giving rise to such Indemnifiable Loss within one (1) year after the Closing Date (the "Indemnity Notice Period"); provided, however, that:

                            i. with respect to any Indemnifiable  Loss resulting
or arising from any breach of a representation or warranty of the Shareholders relating to taxes, or any tax liability of the Company arising or relating to periods prior to the Closing Date, the Indemnity Notice Period shall extend for the full duration of the statute of limitations; and

                            ii. there shall be no limit on the Indemnity  Notice
Period for indemnity claims: (i) against the Shareholders for Indemnifiable Losses arising or resulting from a breach of a representation or warranty relating to Environmental Laws, or any liability which relates to the handling or disposal of Wastes or the failure to comply with any Environmental Law; and
(ii)   against   any   party   based   on  fraud  or   intentional   breach   or
misrepresentation.

            2. CAPS ON LOSSES. The aggregate liability of the Shareholders after the Closing for United Losses shall not exceed an amount equal to the Exchange Consideration paid to the Shareholders. The aggregate liability of United after the Closing for Shareholder Losses shall not exceed the Exchange Consideration paid to the Shareholders.

            3. BASKET. No party shall have any liability hereunder for Indemnifiable Losses after the Closing, with respect to a breach of the representations and warranties contained herein, until the aggregate of all Indemnifiable Losses for which the Shareholder or United as applicable, are responsible under this Agreement exceeds One Hundred Thousand ($100,000) Dollars (the "Basket"); provided that once such Basket is exceeded for the Shareholders or United as applicable, the responsible party or parties shall be responsible for all Indemnifiable Losses, from the first dollar as if such Basket never existed; and further provided that this Section 9.5.3 shall not limit in any respect indemnity claims: (a) based upon fraud or intentional breach or
intentional  misrepresentation;   (b)  arising  from  a  breach  by  the  United

Indemnitor of any covenant contained in this Agreement; (c) arising from a breach by the Shareholders of any representation or warranty contained in
Section 3.2 hereof; or (d) related to any tax or tax liability of the Company for periods prior to the Closing Date.

            4. REPAYMENT. Any Idemnifiable Losses may be satisfied by the Shareholders at their option with shares of the Exchange Consideration, which shall valued at $0.001 per share.

                                X. TERMINATION.

      A. TERMINATION. THIS AGREEMENT MAY BE TERMINATED AT ANY TIME ON OR PRIOR TO THE CLOSING:

                            i. By mutual consent of United and the Shareholders;
or

                            ii.  At  the   election   of  United   if:  (i)  any
Shareholder has breached or failed to perform or comply with any of his representations, warranties, covenants or obligations under this Agreement; or
(ii) any of the conditions precedent set forth in Section 6 or 7 is not satisfied as and when required by this Agreement; or (iii) the Closing has not been consummated by March 31, 2004; or

                            iii.  At the  election of the  Shareholders  if: (i)
United has breached or failed to perform or comply with any of its representations, warranties, covenants or obligations under this Agreement; or
(ii) any of the conditions precedent set forth in Section 6 or 8 is not satisfied as and when required by this Agreement; or (iii) if the Closing has not been consummated by March 31, 2004.

      B. MANNER AND EFFECT OF TERMINATION. Written notice of any termination ("Termination Notice") pursuant to this Section 10 shall be given by the party electing termination of this Agreement ("Terminating Party") to the other party or parties (collectively, the "Terminated Party"), and such notice shall state the reason for termination. The party or parties receiving Termination Notice shall have a period of ten (10) days after receipt of Termination Notice to cure the matters giving rise to such termination to the reasonable satisfaction of the Terminating Party. If the matters giving rise to termination are not cured as required hereby, this Agreement shall be terminated effective as of the close of business on the tenth (10th) day following the Terminated Party's receipt of Termination Notice. Upon termination of this Agreement prior to the consummation of the Closing and in accordance with the terms hereof, this Agreement shall become void and of no effect, and none of the parties shall have any liability to the others, except that nothing contained herein shall relieve any party from: (a) its obligations under Sections 2.2 and 2.3; or (b) liability for its intentional breach of any representation, warranty or covenant contained herein, or its intentional failure to comply with the terms and conditions of this Agreement or to perform its obligations hereunder.

                               XI. MISCELLANEOUS.

      A. NOTICES.

                            i.  All  notices,   requests,   demands,   or  other
communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person, or upon the expiration of four (4) days after the date sent, if sent by federal express (or similar overnight courier service) to the parties at the following addresses:

        (i)   If to United:              United Companies Corporation
                                         15814 Champion Forest Drive, Suite
                                         305
                                         Spring, Texas  77379
                                         Attn: David L. Norris
              with a copy to:               Kirkpatrick & Lockhart LLP
                                            201 South Biscayne Blvd.
                                            Suite 2000, Miami Center
                                            Miami, Florida 33131
                                            Attn: Clayton E. Parker, Esq.

        (ii)  If to a Shareholder:          The name and address as listed on
                                            the
                                            Schedule A attached hereto.

                            ii.  Notices  may also be given in any other  manner
permitted by law, effective upon actual receipt. Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein.

      B. SURVIVAL. Except as provided in the next sentence, the representations, warranties, agreements and indemnifications of the parties contained in this Agreement or in any writing delivered pursuant to the provisions of this Agreement shall survive any investigation heretofore or hereafter made by the parties and the consummation of the transactions contemplated herein and shall continue in full force and effect after the Closing, subject to the limitations of Section 9.5. The representations, warranties and agreements of the Company contained in this Agreement shall not survive the Closing.

      C. COUNTERPARTS; INTERPRETATION. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby. All Schedules hereto shall be deemed a part of this Agreement. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of all of the parties hereto. No ambiguity in any provision hereof shall be construed against a party by reason of the fact it was drafted by such party or its counsel. For purposes of this Agreement: "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular section or paragraph. References to "including" means including without limiting the generality of any description preceding such term. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

      D. GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to principles of conflicts of laws thereof. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shall be litigated in the state or federal courts in Miami-Dade County, Florida, U.S.A. Each of the parties hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Miami-Dade County, Florida. Each party hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any such action in Miami-Dade County, Florida.

      E. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, and successors; provided, however, that no Shareholder may assign this Agreement or any rights hereunder, in whole or in part.

      F. PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any terms of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

      G. WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of a party hereto to exercise, and no delay in exercising, any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other future exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

      H. HEADINGS. The headings as to contents of particular paragraphs of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

      I. EXPENSES. Except as otherwise expressly provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by United or the Shareholders as each party incurs such expenses, and none of such expenses shall be charged to or paid by the Company.

      J. FINDER'S FEES. United represents to the Shareholders that no broker, agent, finder or other party has been retained by it in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the United to be paid for or on account of the transactions contemplated hereby. The Shareholders represent to United that no broker, agent, finder or other party has been retained by Shareholders or the Company in connection with the transactions contemplated hereby and that no other fee or commission has been agreed by the Shareholders or the Company to be paid for or on account of the transactions contemplated hereby.

      K. GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

      L. ACCEPTANCE BY FAX. This Agreement shall be accepted, effective and binding, for all purposes, when the parties shall have signed and transmitted to each other, by telecopier or otherwise, copies of the signature pages hereto.

      M. ATTORNEYS FEES. In the event of any litigation arising under the terms of this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys fees and court costs from the other party or parties.

      N. OPPORTUNITY TO HIRE COUNSEL; ROLE OF KIRKPATRICK & Lockhart LLP. The Shareholders acknowledge that they have been advised and have been given an opportunity to hire counsel with respect to this Agreement and the transactions contemplated hereby. The Shareholders further acknowledge that the law firm of Kirkpatrick & Lockhart LLP has solely represented the United in connection with this Agreement and the transactions contemplated hereby and no other person.

      O. TIME IS OF THE ESSENCE. It is understood and agreed among the parties hereto that time is of the essence in this Agreement and this applies to all terms and conditions contained herein.

      P. NO JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER
VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.



                [REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.


                                           UNITED COMPANIES CORPORATION

                                           By: /s/ DAVID L. NORRIS
                                               ---------------------------------
                                           Name: David L. Norris
                                           Title:      President



                                           SHAREHOLDERS:

                                           /s/ ROBERT CARMICHAEL
                                           -------------------------------------





                                           THE COMPANY:

                                           TREBOR INDUSTRIES, INC.,
                                           d/b/a BROWNIES THIRD LUNG

                                           By: /s/ ROBERT CARMICHAEL
                                               ---------------------------------
                                           Name:  Robert Carmichael
                                           Title: President


                                   SCHEDULE A
                                   ----------

                     SHAREHOLDERS OF TREBOR INDUSTRIES, INC.
                     ---------------------------------------
                            d/b/a BROWNIES THIRD LUNG
                            -------------------------


                                                Number of              Total Number of
                                          Trebor Industries, Inc.     United Companies
                                        d/b/a Brownies Third Lung        Corporation
Name                Address                   Shares Owned            Shares to be Received
----------------    -----------------   -------------------------  --------------------------

Robert Carmichael   940 N.W. 1st Street                   377          95,000,000
                    Ft. Lauderdale,
                    FL  33311


--------------------------------------------------------------------------------------------

                                       22